Exhibit 10.5

COMPLIANCY GROUP

HIPAA Compliance Solution

Proposal of The Guard for

GenEmbryomics

PREPARED FOR :

Nick Murphy
CEO
GenEmbryomics
Mar 24, 2023

PREPARED BY :

Kristen Hochstrasser
khochstrasser@compliancygroup.com
855-854-4722 EXT 581

*Pricing honored 30 days from date created.

By utilizing our software solution, The Guard™, our clients automate their compliance program. By working with their Compliance Coach, all of the guesswork associated with the implementation process is eliminated. Our streamlined solution - paired with live, guided coaching - drastically cuts down the time and stress needed to achieve and maintain compliance.

This methodology has been so effective that in nearly 20 years of business, across 500,000+ users in 40+ countries, and all 50 states, no Compliancy Group client has ever failed a HIPAA audit or been fined.

We are proudly endorsed and trusted by the nation's leading healthcare associations, and we are the only Compliance Solution that is on both Inc. Best Places to Work and Inc. 5000 Fastest Growing companies.

Watch a brief demo below:

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What our Clients Say

"I recommend everything about Compliancy Group. The services they provide and the customer support are excellent. If you are looking for a service that doesn't pressure, will answer all your questions and has your best interests in mind that is what they provides."

–Dr. Alan Simberg

★★★★★

"This vendor is one of my favorite vendors. They drive you to compliance. Every person I have worked with in this company is knowledgeable, upbeat, and always understands their clients. Definite recommendation from me!"

–Susan B., Cox HealthPlans

★★★★★

"Compliancy Group's HIPAA Compliance program not only helped us to ensure we are HIPAA compliant, it has helped many of our customers as well. Their team is super knowledgeable and goes the extra mile to help."

–Tom G., Responsive Technology Partners

★★★★★

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Awards, Endorsements, and Partners

American Psychological Association Services, Inc. Member Advantage Program · CompTIA · Telehealth.org 21st Century Behavioral Health Strategies · BW · PatientPop · CRN Channel Chiefs 2022

ACA American Chiropractic Association · Inc. 5000 · HIPAA Journal · ADA Member Advantage · AAOS Member Advantage Program Partner · ACA International

When you sign up for our compliance software, The GuardTM, you are assigned a dedicated compliance coach to walk you through the set up process. Our coaches are with you every step of the way and continue to offer support even after you are fully compliant.

The Guard is a web-based tool designed to be a one-stop-shop for your entire compliance program. Below is an overview of some key features:

Compliance Dashboard Easily view your current compliance status in a 360° view. So you never miss a step and are always on the right track!

Training and Attestations

Training that goes beyond a powerpoint. The Guard gives you the ability to effectively train and track your employees. Our training resources can be integrated into your existing system, if that is preferred.

Security Risk Analysis & Required Assessments

We provide the tools to complete your Security Risk Analysis as well as all the other required audits. All you need to do is simply answer a series of yes or no questions to assess your HIPAA risk!

Policies and Procedures

We provide you with policies and procedures that meet HIPAA standards that you can personalize specifically to your business. All BAAs, necessary documentation, attestations and more – all tracked in one easy-to-access platform.

Task Manager / Remediation

Our software intuitively guides you through your HIPAA Risk Analysis and automatically assigns the required remediation plans. These plans are fully documented and include calendar dates by which gaps need to be remedied.

Incident Management

Breaches happen, and when they do, they are required to be reported. The Guard's incident manager makes it easy to track and report incidents, and allows users to do so anonymously.

Live Guided Coaching

Our software comes with a coach to walk you through the entire HIPAA process, and our Customer Success team will support you with your ongoing compliance needs. They make sure you don't miss a step!

Every subscription to The GuardTM also includes our Audit Response Program. Our team of Subject Matter Experts will assist in generating the documentation needed in the event of a HIPAA audit or investigation. This is why we can proudly say that none of our clients have ever failed an audit!

The Seal of Compliance verifies and validates that users of our HIPAA software, The GuardTM, have made a Good Faith Effort to satisfy the HIPAA regulations, and have the documentation to illustrate it.

The Seal of Compliance is issued by Compliancy Group upon users’ completion of their HIPAA compliance program.

The Seal of Compliance serves as a great differentiator. The presence of the Seal on your website proves to visitors that you care about safeguarding their information. They can be confident that when they choose your practice or business, that you will do all that is necessary to protect their sensitive information.

“The Seal of Compliance on our website has been a great sales tool for us. It’s the perfect differentiator when new customers are deciding between working with us and another service provider.”

-Adam Zachs, Legal and Compliance Officer, Vagaro

The GuardTM - Compliance Automation Solution

▪	Risk Analysis Tool
▪

Guided Self-Auditing Solution for all HIPAA-required technical, physical, and administrative audits and assessments (i.e. IT Risk Analysis, Asset & Device Audit, Physical Site Audit [Cloud Storage Assessment for Cloud-Based Environments], Privacy Standards Audit, Security Standards Audit, and HITECH Subtitle D Privacy Audit).

▪	Gap Analysis, Remediation Plans, and Task Manager
▪	Automated generation of Gap Analysis reports.
▪	Automated generation of remediation plans & tasks.
▪	Task Management tool for tracking and documenting remediation progress.
▪	Policy/Document Manager
▪	Policy Management solution with version control for tracking needed updates/reviews of HIPAA policies annually, with in-line editing, and Regulatory Updates.
▪	All-inclusive library of current HIPAA policies, procedures, trainings, and administrative documents (All required Forms, BAAs, Confidentiality Agreements, etc).
▪	Training & Attestations Tracking
▪	Includes all HIPAA-required trainings for employees (i.e. HIPAA 101, Cyber Safety, Incident Management, Fraud Waste & Abuse). Optional integration with existing systems.
▪	Portal for employees to complete trainings & policy attestations.
▪	Business Associate Manager
▪	Contract Manager for Business Associate Agreements & Confidentiality.
▪	Vendor Assessments & Due Diligence Tracking.
▪	Incident Manager
▪	Incident Management Tool tracks incidents and generates required reports.
▪	Anonymous Incident reporting for employees.
▪	Reporting
▪	The GuardTM provides robust reports via PDF or CSV for all application services.

Compliance CoachingTM + Unlimited Support + Audit Response Program

▪	Dedicated Compliance Coach works with your team, with a goal of completing onboarding through 3-4 sessions to provide guidance and eliminate guesswork (additional sessions available if needed).
▪	Unlimited support for application services, including coaching and HIPAA Hotline.
▪

Audit Response Program: Support in the event of a HIPAA audit or investigation. Our team of Subject Matter Experts will directly assist in generating the necessary documentation and reports to provide to the governing body conducting the audit, working within their deadlines.

Seal of Compliance

▪	The Seal of Compliance Illustrates to auditors, clients, and partners that your organization has taken the necessary steps toward achieving HIPAA compliance. More on this on page 6.